November 14, 2000


Ladies and Gentlemen:

     We have acted as counsel to World Wrestling Federation Entertainment, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company on November 14, 2000 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, with respect to an aggregate of up to 4,615,384 shares (the "Selling Stockholders' Shares") of the Company's Class A common stock, par value $.01 per share, that may be offered or sold from time to time by the selling stockholders identified in the Registration Statement.

     We have examined the Registration Statement and have reviewed the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws. We have also examined such other public and corporate documents, certificates, instruments and corporate records, and such questions of law, as we have deemed necessary for purposes of expressing an opinion on the matters hereinafter set forth. In all examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostatic or other copies.

     On the  basis of the  foregoing,  we are of the  opinion  that the  Selling
Stockholders'   Shares  have  been  validly   issued  and  are  fully  paid  and
non-assessable.

     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name in the Prospectus forming a part thereof.

                                          Yours truly,

                                          /s/ Kirkpatrick & Lockhart LLP